Certified Copy of a resolution adopted by the Board of Directors of Cadiscor Resources Inc. on September 11, 2006 at Boucherville, Québec, Canada

REGISTRATION OF THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

WHEREAS the quorum of the Board of Directors is present; and

WHEREAS representations have been made of the necessity for the Company to be registered with the U.S. Securities and Exchange Commission pursuant to demands by brokers of the Company’s moveable securities and the business plan of the Company; and

WHEREAS the modalities of registration require the deposit of For 10-SB and the services of an American lawyer to revise this form and to act as Agent for service and process.

IT IS RESOLVED:

1.

THAT the Company registers with the U.S. Securities and Exchange Commission by the deposit of Form 10-SB and that Mr. Michel Bouchard and Mr. Jean-Pierre Lachance be authorized to sign said form.

2.

THAT the Company retains the services of an American lawyer to revise said form and to act as Agent for service and process of the Company with the U.S. Securities and Exchange Commission and that Mr. Michel Bouchard or Mr. Jean-Pierre Lachance be authorized to sign the mandate of this lawyer.

3.

THAT this resolution takes effect on September 11, 2006.

I certify that what precedes is a true copy of a resolution adopted by the Board of Directors of Cadiscor Resources Inc. in conformity with the law, by-laws, the patent letters and regulations governing the Company and this resolution is presently in effect for not having been amended, resolved or modified in any manner whatsoever.

This   28 August 2006

“Michel Bouchard”

Michel Bouchard, President